Exhibit 99






January 17, 2003

For Immediate Release:
All Media
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                     Frontier Bank Announces Reorganization

The Board of Directors of Frontier Bank, wholly owned subsidiary of Frontier Financial Corporation (NASDAQ: FTBK), has announced a reorganization of Senior Management effective May 19, 2003.

John Dickson will become Chief Executive Officer of the bank. Lyle Ryan will become President and Chief Operating Officer, and Jim Ries will be named President of Frontier Bank's Real Estate Division.

Bob Dickson, currently CEO and President, will continue to be active in the company, while serving on the boards of both Frontier Bank and Frontier Financial Corporation. He will also continue his role as President and CEO of Frontier Financial Corporation.

John Dickson has been with Frontier Bank for 18 years, serving as Senior Vice President and Cashier since January, 1996. He is a 1982 graduate of the University of Puget Sound earning a BA in Business and Economics. He went on to earn his CPA and spent three years in the audit division of a large accounting firm in Seattle. He later graduated with honors from the Bank Administration School in Madison, Wisconsin. During his early tenure with Frontier Bank, he also served as a loan officer at the bank's Downtown Everett Office.

John Dickson currently serves as the Vice-Chairman of the Washington Bankers Association and will become Chairman for the 2004-2005 term. He serves on the Finance Committee for United Way and the Board of Directors for Bethany of the Northwest. He was a member of the Camp Fire Board for 12 years and co-chaired the 1998 Camp Fire Capital Campaign. He has also been a Board Member for Snohomish County Arts Council and the Everett Museum and Historical Association.

Lyle Ryan has spent 33 years in the banking industry, and the past 23 years with Frontier Bank. He is currently the bank's Executive Vice President and Branch Administrator. He is a graduate of Eastern Oregon State College where he earned a BS in Business Administration and Accounting. He is a graduate of the University of Washington Pacific Coast Banking School, and graduated with honors from the University of Wisconsin B.A.I. School of Community Bank Management.


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Ryan is currently a Board Member of the Mount Baker Council, Boy Scouts of
America. He is a Board Member of the Everett Rotary Club, a commissioner for the Everett Housing authority, and Chairman of the Board for Cocoon House. He served as past Chairman of United Way of Snohomish County, a Vice President and Chair of Planning and Development for United Way, and also served as a co-chair of the Snohomish County United Way Campaign in 1996. He served as a Board Member and Past Chairman of the American Diabetes Association, Board Member and Past Chairman of the American Red Cross, and Board Member of Big Brothers/Sisters of Snohomish County.

Jim Ries is currently Executive Vice President and Manager of the Frontier Bank Real Estate Center, which he organized in 1985. He has been with Frontier Bank for 24 years and has been involved in banking for over 36 years. He has a BA in Business and Economics from the University of Great Falls. Ries remarked: "It has been a privilege to be a part of Frontier Bank for these past many years. I look forward to continuing the success that we began nearly 25 years ago."

Bob Dickson, current President and CEO of Frontier Bank stated: "This is not a farewell for me, since I will continue to be active with Frontier Financial Corporation. It has been a great honor for me to be the first President of Frontier Bank and to have experienced the fantastic growth from a startup bank with seven employees to a financial institution with 38 offices, a Trust Department, and Investment Center, with over 600 employees, and almost $2 billion in assets. My only regret is that the these past 25 years went by so quickly."

John Dickson, the new CEO for Frontier Bank stated: "I want to emphasize that this is really a transition for our existing executive team members who have been with Frontier Bank for over a combined 90 years. My goal is to continue the success and the legacy that my Dad began over 25 years ago."

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For more info:
Barbara McCarthy
425-514-0714


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